Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pivotal Investment Corporation III (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1993, as amended, of our report dated December 11, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Pivotal Investment Corporation III as of November 30, 2020 and for the period from October 6, 2020 (inception) through November 30, 2020 appearing in the Registration Statement on Form S-1, as filed (File 333-252063) of Pivotal Investment Corporation III.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 8, 2021